NEWS RELEASE

FOR RELEASE 8:00 A.M. Eastern Time: September 26, 2016

Provident Financial Services, Inc. and The Provident Bank
Name Robert Adamo to the Board of Directors

ISELIN, NJ September 26, 2016 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) today announced that Robert Adamo has been named to the Boards of Directors of the Company and its wholly owned subsidiary, The Provident Bank.

Robert Adamo is the retired Senior National Practice Director-East Region and former member of the board of directors of the international public accounting and consulting firm of Deloitte LLP. During the course of his 40-year career with Deloitte, Mr. Adamo served a diverse client base of large and mid-tier companies in various industries with a significant focus on the financial services industry.

Mr. Adamo is a graduate of St. John’s University and is a certified public accountant. He serves on the board of directors of Greater New York Councils-Boy Scouts of America.

“We are extremely pleased to have Bob Adamo join our board,” said Christopher Martin, Provident’s chairman, president and chief executive officer. “His diverse background and broad experience with a renowned public accounting firm will be a tremendous asset to us. I’m sure Bob will play a pivotal role in helping the Board of Directors guide Provident for many years to come.”

About the Company
Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. The Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company.

Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its quarterly reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, and the availability of and costs associated with sources of liquidity.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.

CONTACT: Leonard G. Gleason, Senior Vice President and Investor Relations Officer, +1-732-590-9300